Exhibit 21.0

Subsidiaries of Florida Gaming Corporation

Florida Gaming Corporation has the following two subsidiaries, both of which are wholly-owned:

    (1)   Florida Gaming Centers, Inc. a Florida corporation.

    (2)  Tara Club Estates, Inc., a Georgia corporation.